EX-2.1 OTHERDOC
Statement of Control Person



                                                                    Exhibit 2.1
                                                                    -----------

                             Statement of Control Person


The Statement on this Schedule 13G dated August 30, 2002 with respect to Series A Common Stock, Par Value $0.01 Per Share of Unitedglobalcom, Inc. is filed by Arnhold & S. Bleichroeder Holdings, Inc. in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as a parent holding company or a control person (HC) of Arnhold and S. Bleichroeder Advisers, Inc.

Arnhold and S. Bleichroeder Advisers, Inc. files this statement on Schedule 13G in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as an investment adviser (IA).